                                                                      Exhibit 11


                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (UNAUDITED)

                                                      QUARTER ENDED SEPTEMBER 30
                                                         1996           1995
                                                     -------------  -------------
PRIMARY
   Weighted average common shares outstanding......     6,397,304      6,370,909
                                                       ----------     ----------

        TOTAL COMMON AND DILUTIVE
        COMMON EQUIVALENT SHARES...................     6,397,304      6,370,909
                                                       ==========     ==========

        Loss From Continuing Operations Available
              to Common Shareholders...............    $ (592,000)    $ (834,000)
                                                       ==========     ==========

        NET INCOME (LOSS) PER SHARE................    $    (0.09)    $    (0.13)
                                                       ==========     ==========


FULLY DILUTED
   Weighted average common shares outstanding......     6,397,304      6,370,909
                                                       ----------     ----------

        TOTAL COMMON AND DILUTIVE
        COMMON EQUIVALENT SHARES...................     6,397,304      6,370,909
                                                       ==========     ==========

        Loss From Continuing Operations Available
              to Common Shareholders...............    $ (592,000)    $ (834,000)
                                                       ==========     ==========

        NET INCOME (LOSS) PER SHARE................    $    (0.09)    $    (0.13)
                                                       ==========     ==========
